Exhibit 99.1

Ambarella Announces Passing of Casey Eichler, CFO

SANTA CLARA, Calif., March 21, 2022 — Ambarella, Inc. (NASDAQ: AMBA), an edge AI semiconductor and software company, regrets to announce that Casey Eichler, CFO, passed away on Saturday, March 19th, following his courageous battle with a long term illness. Casey passed peacefully, surrounded by his family.

[picture of Casey Eichler]

“We are deeply saddened by the passing of Casey this weekend. Throughout his career, Casey’s outgoing demeanor and positive outlook on life led his approach in business, and along the way he touched many people. During the last year, Casey battled his illness with dignity and courage, never losing his sense of humor and inspiring us all as he continued to work with the Ambarella team. We will miss him greatly, and our thoughts and prayers go out to his family at this difficult time.” Fermi Wang, President and CEO, Ambarella.

Casey is survived by his wife Kathleen and their three adult children, Erin, Patrick and Maggie.

Casey joined Ambarella as CFO in 2018. He rose to the challenge of transitioning Ambarella into an AI and computer vision company, working closely with the investor community while building a world class finance team.

Prior to Ambarella, Casey had a long and successful career, holding senior finance and management positions at Ultra Clean Holdings, Credence Systems, MarketTools, MIPS Technologies, Visigenic Software, NeXT Software and Microsoft.

About Ambarella

Ambarella’s products are used in a wide variety of human and computer vision applications, including video security, advanced driver assistance systems (ADAS), electronic mirror, drive recorder, driver/cabin monitoring, autonomous driving and robotics applications. Ambarella’s low-power systems-on-chip (SoCs) offer high-resolution video compression, advanced image processing and powerful deep neural network processing to enable intelligent perception, fusion and central processing systems to extract valuable data from high-resolution video and radar streams. For more information, please visit www.ambarella.com.

Contacts

•	Media Contact: Eric Lawson, elawson@ambarella.com, (480) 276-9572

•	Investor Contact: Louis Gerhardy, lgerhardy@ambarella.com, (408) 636-2310

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